UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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KABE EXPLORATION INC.
(Name of Registrant As Specified In Its Charter)

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Kabe Exploration, Inc.

5050 Avenida Encinas, Suite 270

 Carlsbad, CA 92008

Notice of Action by Written Consent of Shareholders to be Effective May     , 2008

Dear Shareholder:

Kabe Exploration, Inc., a Nevada corporation (the “Company”), notifies its shareholders of record that shareholders holding a majority of the voting power have approved, by written consent in lieu of a special meeting, the following proposals:

1.                                     To change the Company’s name to a name selected by the Company’s Board of Directors.

2.                                     To effect a forward split of our issued and outstanding common stock on a 10:1 basis.  The forward stock split will be reflected by journal entries only.  There will not be a mandatory recall.  Certificates will be payable upon surrender.

3.                                     To amend our Articles of Incorporation which will, increase the authorized capital stock of the Company from 75 million shares of common stock with a par value of $0.001 per share to 290 million shares of common stock, with a par value of $0.001 per share and to create a class of preferred stock in the amount of 10 million shares with a par value of $0.001 per share.

This Information Statement is first being mailed to our shareholders of record as of the close of business on April 24, 2008.  The amendment and restatement of our Articles of Incorporation will not be effective until after May     , 2008, a date which is at least 20 days after we file a Definitive Information Statement with the SEC.  You are urged to read the Information Statement in its entirety for a description of the action to be taken by the majority shareholders of the Company.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

The corporate action has been taken by consent of the holders of a majority of the shares outstanding, pursuant to Nevada law.  Proxies are not being solicited because shareholders holding a majority of the issued and outstanding voting common stock of the Company hold enough shares to effect the proposed actions and have voted in favor of the proposals contained herein.

/s/ Erik Ulsteen

Erik Ulsteen, President,
Chief Financial Officer and Secretary

Carlsbad, California

April     , 2008

Kabe Exploration, Inc.

5050 Avenida Encinas, Suite 270

Carlsbad, CA 92008

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
SEND US A PROXY

General Information

This information statement is furnished to the holders of record at the close of business on April 24, 2008, the record date, of the issued and outstanding common stock of Kabe Exploration, Inc., a Nevada corporation, pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended, in connection with the actions noted herein, which the holders of a majority of the votes of our common stock have approved.

Dissenters’ Right of Appraisal

No dissenters’ or appraisal rights under the Nevada Revised Statutes (“NRS”) are afforded to the Company’s stockholders as a result of the approval of the proposed actions.

Voting Securities

In accordance with our  bylaws (the “Bylaws”), our Board of Directors has fixed the close of business on April 24, 2008, as the record date (the “Record Date”) for determining the shareholders entitled to notice of the above noted actions.  The approval of the amendment and restatement of our Articles of Incorporation requires the affirmative vote of a majority of the shares of our common stock issued and outstanding at the Record Date.  The quorum necessary to conduct business of the shareholders consists of a majority of the common stock issued and outstanding as of the Record Date.

As of the date of this information statement, 3,687,500 shares of our common stock were issued and outstanding.  We have two consenting shareholders (the “Majority Shareholders”) who hold an aggregate 2,000,000 shares of our common stock (or 54.2% of the total issued and outstanding shares of common stock).  One of the Majority Shareholders is Erik Ulsteen, our President, Chief Financial Officer and Secretary, and the other Majority Shareholder is Chapman Industries LLC.  Mr. Ulsteen is the sole member of Chapman and beneficially owns the 250,000 shares of our common stock owned by Chapman.  Each share of our common stock is entitled to one vote on all matters brought before the shareholders.  Therefore, the Majority Shareholders have the power to vote 2,000,000 shares of the common stock, which number exceeds the majority of the issued and outstanding shares of our common stock on the date of this information statement.  The Majority Shareholders have voted in favor of the proposed actions set forth herein and will have the power to pass all proposed corporate actions without the concurrence of any of our other shareholders.

Change in Control of the Company

Pursuant to Item 6(e) of Schedule 14A of the Securities Exchange Act of 1934, as amended, the Company has experienced a change of control since the beginning of its last fiscal year. On February 14, 2008, Mr. Ulsteen acquired 1,750,000 shares of the outstanding common stock of the Company (the “Acquisition”) – 1,500,000 shares from Antony Claydon and 250,000 shares from Rory Moss whose combined shares constitute approximately 51.7% of the issued and outstanding shares of the capital stock of the Company.  At the closing of the Acquisition on February 14, 2008, Erik Ulsteen was appointed as Director.  The Company appointed Stale Werner Nielson and Bjorn Rene Singdahlsen as Directors on March 20, 2008, at which time each of Antony Claydon and Rory Moss resigned from the Board of Directors.  At the close of the Acquisition on February 14, 2008, Antony Claydon submitted his resignation from the Company as President, Chief Financial Officer and Secretary, and Mr. Ulsteen was appointed President, Chief Financial Officer and Secretary of the Company.

PROPOSAL I

THE NAME CHANGE AMENDMENT

General

On April 21, 2008, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest, and directed that there be submitted to the holders of a majority of the Company’s common stock for approval, the prospective amendment to the First Article of the Company’s Articles of Incorporation to change the name of the Company to a name selected by the Company’s Board of Directors (the “Name Change Amendment”). On April 21, 2008, the Majority Shareholders approved the Name Change Amendment by written consent, in lieu of a special meeting of the stockholders.

The Board of Directors of the Company and the Majority Shareholders believe that it is advisable and in the Company’s best interests to authorize and approve the Name Change Amendment in order to provide the Company with flexibility with respect to changing the Company’s name to more accurately reflect potential changes in the Company’s business focus.

The Name Change Amendment will not be filed with the Nevada Secretary of State until after May     , 2008, a date which is at least 20 days after we file a Definitive Information Statement with the SEC.

PROPOSAL II

AMENDMENT TO EFFECTUATE FORWARD STOCK SPLIT

General

On April 21, 2008, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s voting stock for approval, the prospective amendment to the Fourth Article of the Company’s Articles of Incorporation to effect a forward split of our issued and outstanding common stock on a 10:1 basis (the “Forward Split Amendment”). Fractional shares will be rounded up to the next whole share. On April 21, 2008, the Majority Shareholders approved the Forward Split Amendment by written consent, in lieu of a special meeting of the stockholders.  The Forward Split Amendment will not be filed with the Nevada Secretary of State until after May     , 2008, a date which is at least 20 days after we file a Definitive Information Statement with the SEC.

Upon filing of the Forward Split Amendment with the Nevada Secretary of State, we will effect a forward split of our then issued and outstanding common stock on the basis of ten post-split shares for each one pre-split share.

Stockholders should note that the effect of the forward split upon the market price for our common stock cannot be accurately predicted.  In particular, there is no assurance that prices for shares of our common stock after the split will not be less than 1/10 the current market price for our shares of common stock immediately prior to the split.  Furthermore, there can be no assurance that the market price of our common stock immediately after the split will be maintained for any period of time.  Moreover, because some investors may view the forward split negatively, there can be no assurance that the split will not adversely impact the market price of our common stock or, alternatively, that the market price following the split will either exceed or remain in excess of the current market price.

Potential Effects of the Forward Stock Split

The forward split would not affect the registration of our common stock under the Securities Exchange Act of 1934, as amended, nor will it change our periodic reporting and other obligations thereunder.

The voting and other rights of the holders of our common stock would not be affected by the Forward Split Amendment.  For example, a holder of 0.5 percent of the voting power of the outstanding shares of our common stock immediately prior to the split would continue to hold  0.5 percent of the voting power of the outstanding shares of our common stock after the split.  The number of stockholders of record would not be affected by the split.

The number of shares of our common stock issued and outstanding would be increased following the effective time of the split in accordance with the ratio of ten post-split shares for each one pre-split share held by the shareholders.  Thus, if you hold 10,000 shares of our common stock, you will automatically receive 100,000 shares of our common stock.

We currently have 3,687,500 shares issued and outstanding.  After the Forward Split Amendment, we will have 36,875,000 shares of common stock issued and outstanding, thereby reducing the total number of authorized shares we will have available for future issuances.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock.  Although we do not intend to issue any further shares of our common stock at this time, should be decide to do so, we may be required to authorize additional shares of stock for issuance.

We will not issue fractional shares in connection with the Forward Split Amendment. Instead, any fractional share that results from the Forward Split Amendment will be rounded up to the next whole share. We are doing this to avoid the expense and inconvenience of issuing and transferring fractional shares of the common stock as a result of the stock split. The shares issued upon such rounding do not represent separately bargained for consideration.

Purpose of the Forward Stock Split

We believe that increasing the number of shares of common stock held by each shareholder will promote liquidity in our common stock by (a) increasing the shares of common stock available in the public “float” and (b) encouraging holders of relatively small lots of shares of common stock to trade some of those shares in the public market.  By increasing the number of shares of common stock such shareholders hold, management hopes that they will be more amenable to trade a portion of their holdings, increasing the number of shares of common stock available in the market to be purchased by new investors.  In this manner, we hope that the public market for our shares of common stock will become more liquid.

Effective Date

The Forward Split Amendment will become effective upon the filing of a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Nevada.   On such date, all shares of our common stock that were issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, converted into new shares of our common stock in accordance with the ten for one exchange ratio.

Share Certificates

Following the Forward Split Amendment, the share certificates you now hold will continue to be valid and will evidence your ownership in post-split shares of common stock. Going forward, following the effective date of the Forward Split Amendment, new shares of common stock issued will reflect the Forward Split Amendment, but this in no way will affect the validity of your current share certificates. However, after the effective date of the Forward Split, those stockholders who wish to obtain new certificates should contact our exchange agent at:

Island Stock Transfer

100 Second Avenue, Suite 104N

St. Petersburg, Florida 33701

Telephone (727) 289-0100

Many stockholders hold some or all of their shares electronically in book-entry form either through a representative broker-dealer or through the direct registration system for securities. If you hold registered shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record by either your broker (if you hold your shares through a broker) or the exchange agent indicating the number of shares you hold.

PROPOSAL III

AMENDMENT TO INCREASE AUTHORIZED SHARES

General

On April 21, 2008, the Board of Directors of the Company approved, declared it advisable and in the Company’s best interest and directed that there be submitted to the holders of a majority of the Company’s voting stock for approval, the prospective amendment to the Fourth Article of the Company’s Articles of Incorporation to increase the authorized capital stock of the Company from 75 million shares of common stock with a par value of $0.001 per share to 290 million shares of common stock, with a par value of $0.001 per share and to create a class of preferred stock in the amount of 10 million shares with a par value of $0.001 per share (the “Increase in Authorized Amendment”). On April 11, 2008, the Majority Shareholders approved the Increase in Authorized Amendment by written consent, in lieu of a special meeting of the stockholders.

The Increase in Authorized Amendment will not be filed with the Nevada Secretary of State until after May     , 2008, a date which is at least 20 days after we file a Definitive Information Statement with the SEC.

Purpose and Effect of the Amendment

The Board of Directors believes it is in the best interests of the Company to increase the authorized capital stock of the Company in order to ensure that we have sufficient authorized capital to undertake the proposed forward split of its common equity.

The amendment to the Company’s Articles of Incorporation, as amended, will also create 10 million authorized shares of “blank check” preferred stock.  The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by the stockholders and the terms, rights and features of which are determined by the board of directors of the Company upon issuance.  The authorization of such blank check preferred stock would permit the board of directors to authorize and issue preferred stock from time to time in one or more series.

Subject to the provisions of the Company’s Certificate of Amendment to the Articles of Incorporation and the limitations prescribed by law, the board of directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by the stockholders.  The board of directors would be required to make any determination to issue shares of preferred stock based on its judgment as to the best interests of the Company and its stockholders.  The amendment to the Articles of Incorporation, as amended, would give the board of directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as the board of directors deems to be in the best interests of the Company and its stockholders.

The amendment will provide the Company with increased financial flexibility in meeting future capital requirements by providing another type of security in addition to its common stock, as it will allow preferred stock to be available for issuance from time to time and with such features as determined by the board of directors for any proper corporate purpose.  It is anticipated that such purposes may include exchanging preferred stock for common stock and, without limitation, may include the issuance for cash as a means of obtaining capital for use by the Company, or issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or assets.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of the Company.  Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise.  The ability of the board of directors to issue such additional shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means.  Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the board of directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

The above described changes to the Articles of Incorporation are not intended to have any anti-takeover effect and are not part of any series of anti-takeover measures contained in any debt instrument or the Company’s Articles of Incorporation or Bylaws in effect on the date of this Information Statement.  However, shareholders should note that the availability of additional authorized and unissued shares of common stock and preferred stock could make any attempt to gain control of the Company or its board more difficult or time consuming and that the availability of the additional authorized and unissued shares might make it more difficult to remove the Company’s management.  Although the board presently has no intentions of doing so, shares of common stock or preferred stock could be issued by the board to dilute the percentage of common stock owned by a significant shareholder and increase the cost, or the number, of voting shares necessary to acquire control of the board or to meet voting requirements imposed by Nevada law with respect to a merger or other business combination involving the Company.  The Company’s management is not presently aware of any specific efforts to accumulate Company stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table sets forth, as of April 24, 2008, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each officer and director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all directors and executive officers as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class (2)

Erik Ulsteen	2,000,000	(3)	54.2%
Stale Werner Nielsen	0
Bjorn Rene Singdahlsen	0
Chapman Industries LLC	250,000		6.8%
All officers and directors as a group (3 persons)	2,000,000		54.2%

(1)                                Except as otherwise indicated, the address of each beneficial owner is c/o Kabe Exploration Inc., 5050 Avenidas Encinas, Suite 270, Carlsbad, CA 92008.

(2)                                Applicable percentage ownership is based on 3,687,500 shares of common stock outstanding as of April 24, 2008, together with securities exercisable or convertible into shares of common stock within 60 days of April 24, 2008 for each stockholder.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Shares of common stock that are currently exercisable or exercisable within 60 days of April 24, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)                                Includes 250,000 shares of common stock owned by Chapman Industries LLC.  Mr. Ulsteen is the sole member of Chapman Industries LLC.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple security holders sharing an address unless the Company has received contrary instructions from one or more of its security holders.  The Company undertakes to deliver promptly upon written or oral request a separate copy of the information statement to a security holder at a shared address to which a single copy of the documents was delivered and provide instructions as to how a security holder can notify the Company that the security holder wishes to receive a separate copy of an information statement.

Security holders sharing an address and receiving a single copy may request to receive a separate information statement at Kabe Exploration, Inc., 5050 Avenida Encinas, Suite 270, Carlsbad, CA 92008.

Security holders sharing an address can request delivery of a single copy of information statements if they are receiving multiple copies may request to receive a separate information statement at Kabe Exploration, Inc., 5050 Avenida Encinas, Suite 270, Carlsbad, CA 92008.

Kabe Exploration, Inc.
By order of the Board of Directors

/s/ Erik Ulsteen

Erik Ulsteen, President
Chief Financial Officer and Secretary

Carlsbad, California

April     , 2008